                                                                    EXHIBIT 99.1


       COLE NATIONAL ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2002 RESULTS

- COMPLETES RESTATEMENT OF PRIOR YEARS, AND FILES FORM 10-K FOR 2002; FORM 10-Q FOR THE THIRD QUARTER OF 2002; AND AMENDED FORMS 10-Q FOR THE FIRST AND SECOND QUARTERS OF 2002;

-    REVENUES FOR VISION SEGMENT INCREASED 4.9% DURING 2002;

- SAME STORE SALES FOR COMPANY-OPERATED OPTICAL RETAIL STORES INCREASED 3.3% FOR THE YEAR;

- THINGS REMEMBERED IMPACTED BY THE DIFFICULT ECONOMY AND WEAK MALL TRAFFIC; SAME STORE SALES DECREASED 2.5% IN 2002.

Cleveland, Ohio, May 19, 2003 -- Cole National Corporation (NYSE: CNJ), a leading retailer of optical products and services and personalized gifts with over 2,900 locations throughout North America and the Caribbean, and one of the nation's largest providers of managed vision care benefits, today announced results for the fourth quarter and fiscal year ended February 1, 2003. The Company also announced that it had completed the restatement of its previously reported financial results, and filed its Form 10-K for fiscal year 2002 and Forms 10-Q for the first three quarters of fiscal year 2002.

In November 2002, the Company determined, with the advice of its new auditors, Deloitte & Touche LLP, to restate its previously issued financial statements for the timing and recognition of revenues earned on the sale of extended warranty contracts. The Company issued a press release on November 26, 2002 announcing that, in order to provide five years of comparative financial information, it would restate its historical consolidated financial statements beginning with its 1998 fiscal year. In addition, since the Company's 2000 and 2001 fiscal years were previously audited by Arthur Andersen LLP, which is no longer able to issue audit opinions, the Company also announced that Deloitte & Touche LLP would reaudit these two prior fiscal years. Arthur Andersen LLP had issued unqualified opinions on all of the Company's financial statements it had audited.

The Company determined to make changes in previously issued financial statements in addition to the timing of the recognition of warranty revenues. The adjustments are described in the Company's recent SEC filings, including its Form-10K for the fiscal year 2002. For the four fiscal years 1998 through 2001 which are subject to the restatement, the aggregate impact of the restatement is a reduction in net income of $40 million. For years prior to 1998, the aggregate reduction in retained earnings on the year end 1997 balance sheet is $8 million. The restatement adjustments did not have a significant impact on the Company's cash balances.

Included in the adjustments is a change in the accounting treatment for Cole National's 21% ownership interest in Pearle Europe. Over the past seven years, Pearle Europe has developed into one of Europe's largest optical retailers. The Company has determined that, since the second quarter of its 2000 fiscal year, it no longer has the ability to exercise significant influence over the operating and financial policies of Pearle Europe. The Company is therefore accounting for its interest in Pearle Europe since such date using the cost method rather than the equity method. For fiscal 2002, this change eliminates the $1.8 million of net income from Pearle Europe that was previously included in Cole National's net income for the first six months of the year.

The Company's equity interest in Pearle Europe is described more fully in the Company's 10-K for its 2002 fiscal year. On occasion, Pearle Europe, its majority shareholder, or the Company sells shares to, or offers liquidity to and purchases shares from members of Pearle Europe management. Pearle Europe has developed a methodology to set a fair price for those purchase and sale transactions that is based upon the performance of its operating subsidiaries, the prices paid by Pearle Europe for recent acquisitions, and other factors. Applying the pricing of the most recent sale transaction would indicate a value for the Company's equity interest in Pearle Europe of approximately $100 million. A limited scope appraisal by Valuation Research Corporation, the Company's independent valuation advisors, indicates that this figure is within a range of reasonable values for the Company's equity interest in Pearle Europe, without taking into account discounts for minority interests or lack of marketability. There is no assurance that the Company would be able to sell its interest in Pearle Europe for that or any amount. Moreover, the Company currently has no plans to sell its interest in Pearle Europe. During 2002, the Company did not receive any dividends from Pearle Europe.

Jeffrey Cole, Chairman and Chief Executive Officer, noted, "The filing of the Company's Form 10-K for 2002, together with the filing of the restated Forms 10-Q for the first two quarters of 2002 and the delayed Form 10-Q for the third quarter, should enable us to focus our full attention on the future. Our core optical retail business performed well in 2002 and increased its market share. Although our gift business had a challenging year, Things Remembered is a profitable chain and we see many opportunities for improving its productivity. The strategic platform we have been building at Cole National over the years remains strong. As we put the restatement and reaudit behind us, we look forward to realizing the many opportunities that we believe lie ahead for our Company."

FOURTH QUARTER AND YEAR END BUSINESS PERFORMANCE

As a retailer, the Company believes that a measure of same store sales performance is important for understanding its operations. Same store sales growth is a non-GAAP financial measure, which includes deferred warranty sales on a cash basis and does not reflect provisions for returns and remakes and certain other items. Adjustments to the cash basis sales information accumulated at the store level are made for these items on an aggregate basis. This measure is consistent with the measures previously used in the Company's reports. A reconciliation of same store sales to revenue is set forth in Schedule II.


Larry Pollock, President and Chief Operating Officer, commented, "Despite the continued weak economy, same store sales for Cole Vision overall increased 3.3% in 2002, although they declined 1.0% in the fourth quarter. The performance of Pearle Vision's company-owned stores was particularly strong. Same store sales rose 4.0% for the year and 1.4% for the quarter. Same store sales for the entire Pearle chain, including franchisee operated stores, increased 2.4% for the year and 0.3% in the fourth quarter. This was the third year in a row in which Pearle Vision generated positive same store sales chain-wide. Our focus on the customer, our new merchandising strategies and the additional sales training we have been providing have been paying off. The Pearle Vision credit card, developed by GE Credit Corporation and introduced late last year, also got off to a good start.

"For the franchise stores, same store sales increased by 1.1% for the entire year and decreased 0.6% in the fourth quarter. The Franchise Focus Store program we initiated in the third quarter proved very effective. The 21 stores in the program achieved a 5.1% increase in same stores sales since we kicked off the program in September 2002, and we plan to expand this approach in 2003.

"Same store sales for Cole Licensed Brands increased 3.7% for the year, but decreased by 1.2% in the fourth quarter. At Target Optical, the changes we made at the end of 2001 to strengthen the program have proven very effective. Same store sales increased 27.8% for the year and 20.9% in the fourth quarter. We reduced our losses for Target Optical by $4.7 million in 2002, as our focus changed from aggressive growth to measured growth and improved operations.

"At Sears Optical overall, same store sales increased 2.0% for 2002, while decreasing 3.6% in the fourth quarter due to decreased foot traffic in an increasingly promotional competitive environment, with a proliferation of aggressive offers. The key items merchandise strategy we introduced during 2002 has increased our mix of premium products and helped to fuel a 2.6% increase in average transaction during the fourth quarter. Under this strategy, premium products such as drill mount rimless frames, flexible metal frames, and magnetic clips are displayed on special fixtures that highlight their features and benefits to the customers.

"The 100 Sears Optical stores in the six Focus Markets we established at the beginning of 2002 performed exceedingly well, generating an increase in same store sales of 13.5% for the year and 5.7% in the fourth quarter. These increases result from improved merchandising, intensified sales training, and the use of television advertising. To build on the program's impressive success, we will expand Sears Optical's Focus Market program in 2003 to a total of 20 markets, encompassing more than 300 stores, which account for more than 40% of sales.

"At BJ's Optical, same store sales increased 1.9% during 2002 and declined 1.2% in the fourth quarter. Positives during the fourth quarter included the successful refresh of the Color-Eyeized(R) frame program as well as an Associate Promotion during January that drove the largest sales week in BJ's Optical's history.

"During the fourth quarter, Cole Managed Vision continued to move forward with the implementation of the paperless `Patriot' claims management system. As of year-end, more than 400,000 covered lives were being processed under the new system, and we began implementing the program's final phase. Processing cost per claim continued to decline in 2002. We have also increased Cole Managed Vision's marketing effort, grown our sales force and broadened the type of business we pursue. Vision benefits are a cost effective way to bring high value to employees in light of increasing health care costs. Employers and health plans that have not previously offered vision benefits represent an excellent source of potential business, and we have been increasingly successful in tapping into this demand, adding several significant new clients during the year.

"As we look at fiscal 2003, the optical market has been affected by the weak economy and the war in Iraq. Given our strong same store sales for the first quarter of fiscal 2002 - which rose 5.8% overall and 10.6% at Pearle Vision - our comparisons for the first quarter of 2003 are difficult. The Company expects low single digit negative same-store sales in the Cole Vision segment, continuing the trend for the overall Vision segment seen in the fourth quarter of fiscal 2002."

Mr. Pollock continued, "Things Remembered, whose performance was impacted by the difficult economy and weak mall traffic, had a challenging year. Despite the many new sales initiatives we instituted, same store sales decreased by 3.5% in the fourth quarter and 2.5% for the year. However, average transaction size in the stores increased by 6.9% in fiscal 2002 and we improved inventory performance. Our Internet business also continued to grow steadily and, to tap into the increasing demand for online shopping, we have expanded the number of partnerships in which we are participating. Our Loyalty Program, launched in September, now has more than 400,000 members and has been producing excellent results. We are in the process of adding four new and appealing categories of merchandise, which we expect to be very popular. These categories include gifts for children and accessories for pets. We are also increasing Things Remembered's marketing in major metropolitan markets, are beginning radio advertising, and are taking steps to decrease our cost structure.

"To date in the first quarter of fiscal 2003, Things Remembered is posting positive same store sales in the low single digits as a result of our new merchandise assortment and marketing efforts."

FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
Revenues for the fourth quarter of 2002 were $294,787,000 compared to $298,666,000 in last year's fourth quarter. The decrease was the result of a decline in same store sales at Sears Optical and Things Remembered.

The overall gross margin for the fourth quarter increased to 66.1% compared to last year's 65.9%. An increase in the Vision segment's gross margin was somewhat offset by a decrease at Things Remembered. The decrease at Things Remembered resulted primarily from a higher level of promotional activity, changes in the sales mix and lower levels of personalization.

Operating expenses for the fourth quarter increased to 63.0% as a percent of sales compared to 61.5% last year. The increase was due primarily to a decrease in sales at Things Remembered, the costs associated with the reaudit of fiscal years 2001 and 2000 and severance charges associated with a streamlining of the Company's home office and field management structures.

Net income per diluted share was $.10 compared to a loss of $.28 per share last year. The improvement was a result of increased operating earnings in the Company's Vision segment, a lower tax rate, exchange rate gains from the Company's investment in loans and interest receivable from Pearle Europe, and lower interest expense. These improvements were somewhat offset by lower operating income at Things Remembered, expenses associated with the reaudit of the Company's financial statements, and severance costs.

Revenue for fiscal year 2002 increased 3.5% to $1,148,119,000 compared to last year's $1,109,123,000. This reflected the increase of 4.9% in the Company's Vision segment, with all brands posting positive results. Things Remembered's 2002 sales decreased as same store sales declined due to weak mall traffic.

Gross margin for fiscal year 2002 was 67.0% compared to 67.1% last year. The gross margin percent of the Company's Vision segment declined slightly due to the increased sale of contact lenses and of products and services to franchisees, both of which have lower gross margin rates. The larger amount of product sold to Pearle Vision franchisees offered other benefits for the Company, however, producing a more uniform merchandise assortment and consistent brand look across the chain. Another factor contributing to the decline in gross margin was the mix of frames selected by Sears Optical's customers. Things Remembered's gross margin rate was flat in fiscal 2002.

Full year operating expenses lost leverage, with the percent to sales increasing to 64.7% from 64.1% last year. Expense leverage was impacted by legal fees associated with the Pearle Vision California lawsuit, the settlement and expenses of the Things Remembered's wage and hour suit, and severance costs associated with a restructuring of the Company's home office and field organizations. The expense items were partially offset by a change in the Company's paid time-off policy.

Net income per diluted share before the extraordinary loss of $.44 associated with the retirement of the Company's 9 7/8% senior subordinated notes was $.13 as compared to a loss of $.15 per share last year. The improvement was the result of increased operating earnings at the Company's Vision segment, exchange rate gains from the Company's investment in loans and interest receivable from Pearle Europe, lower interest expense and a lower tax rate. The improvement also reflects the adoption of SFAS 142, which no longer requires the amortization of goodwill and certain other intangible assets deemed to have indefinite useful lives. These improvements were somewhat offset by lower operating earnings at Things Remembered, legal expenses associated with the Pearle California lawsuit and reaudit fees.

Following the announcement in November 2002 of the restatement of the Company's financials, the Securities and Exchange Commission began an inquiry into the Company's previous accounting. The Company is cooperating with the SEC on this matter. On December 6, 2002, the Company was named as a Defendant in a purported class action lawsuit alleging claims for various violations of federal securities laws related to the restatement of the Company's financials. The Company believes that it has insurance available to it, as well as valid defenses, and does not expect that this litigation will be material to the Company. However, should insurance be unavailable or be inadequate, a decision in favor of the Plaintiff as well as the defense costs could be material in one or more periods.

The Company received a waiver from its Banks to certain financial covenants for the fiscal year ended 2002 and first quarter ended May 3, 2003 that are impacted by the restatement. The waiver expires on June 30 or, if the Company has not provided updated financial information, on May 23, 2003. The Company believes that it will be able to provide the required financial information by May 23, 2003, and that it will be able to successfully negotiate with its Banks for an amendment to the credit agreement on or before June 30, 2003.

In response to the Sarbanes-Oxley Act of 2002, which encourages companies to provide more complete financial disclosure at the time that they issue earnings press releases, in the future, Cole National plans to issue its earnings press releases simultaneously with the filing of its Form 10-Q or Form 10-K for the period. For the first quarter of 2003, the Company expects to announce its results and file its Form 10-Q on or before June 17, 2003.

CONFERENCE CALL INFORMATION
Cole National's management will conduct a conference call on Monday, May 19 at 11:00 a.m. Eastern Time. Investors and interested parties may listen to the call via www.colenational.com and www.streetevents.com.

ABOUT COLE NATIONAL
Cole National Corporation's vision business, together with Pearle franchisees, has 2,174 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 770 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,157 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, the Netherlands, Poland, Portugal, Russia and Sweden.

FORWARD LOOKING STATEMENTS
The Company's expectations and beliefs concerning the future contained in this document and the Form 10-K are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition such as risks associated with potential adverse consequences of the restatement of the Company's financial statements including those resulting from litigation or government investigations, restrictions or curtailment of the Company's credit facility and other credit situations, costs and other effects associated with the California litigation, the timing and achievement of improvements in the operations of the optical business, the results of Things Remembered, which is highly dependent on the fourth quarter holiday season, the nature and extent of disruptions of the economy from terrorist activities or major health concerns and from governmental and consumer responses to such situations, the actual utilization of Cole Managed Vision funded eyewear programs, the success of new store openings and the rate at which new stores achieve profitability, the Company's ability to select, stock and price merchandise attractive to customers, success of systems development and integration, costs and other effects associated with litigation, competition in the optical industry, integration of acquired businesses, economic and weather factors affecting consumer spending, operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods, the Company's relationships with host stores and franchisees, the mix of goods sold, pricing and other competitive factors, and the seasonality of the Company's business. The Company does not assume any obligation to update the forward looking statements in this press release.

                          FOURTH QUARTER AND YEAR ENDED
                          -----------------------------
                              RESULTS OF OPERATIONS
                          -----------------------------
                    (in thousands, except earnings per share)

                                                             13 WEEKS ENDED                 52 WEEKS ENDED
                                                        --------------------------    --------------------------
                                                        FEBRUARY 1,    FEBRUARY 2,    FEBRUARY 1,    FEBRUARY 2,
                                                            2003          2002           2003           2002
                                                        -----------    -----------    -----------    -----------
                                                                UNAUDITED
                                                        --------------------------
Net revenue                                             $   294,787    $   298,666    $ 1,148,119    $ 1,109,123

Cost of goods sold                                          100,007        101,792        378,704        364,392
Operating expenses                                          185,575        183,653        742,418        711,478
Goodwill and tradename amortization                            --            1,252           --            5,010
                                                        -----------    -----------    -----------    -----------
     Total costs and expenses                               285,582        286,697      1,121,122      1,080,880

Income from operations (1)                                    9,205         11,969         26,997         28,243

Interest expense                                              6,239          7,110         26,772         29,417
Interest and other (income) expense, net                     (2,370)          (336)        (6,763)        (3,892)
                                                        -----------    -----------    -----------    -----------

Income (loss) before income taxes                             5,336          5,195          6,988          2,718

Income tax (benefit) provision                                3,738          9,753          4,895          5,105
                                                        -----------    -----------    -----------    -----------

Income (loss) before extraordinary loss                       1,598         (4,558)         2,093         (2,387)

Extraordinary loss from early extinguishment of debt,
     net of $3.9 million tax benefit                           --             --           (7,242)          --
                                                        -----------    -----------    -----------    -----------

Net income (loss)                                       $     1,598    $    (4,558)   $    (5,149)   $    (2,387)
                                                        ===========    ===========    ===========    ===========

Basic earnings (loss) per share:
     Income (loss) before extraordinary loss            $      0.10    $     (0.28)   $      0.13    $     (0.15)
     Extraordinary loss                                        --             --            (0.45)          --
                                                        -----------    -----------    -----------    -----------
     Net income (loss)                                  $      0.10    $     (0.28)   $     (0.32)   $     (0.15)
                                                        ===========    ===========    ===========    ===========

     Weighted average shares outstanding                     16,277         16,112         16,223         16,019

Diluted earnings (loss) per share:
     Income (loss) before extraordinary loss            $      0.10    $     (0.28)   $      0.13    $     (0.15)
     Extraordinary loss                                        --             --            (0.44)          --
                                                        -----------    -----------    -----------    -----------
     Net income (loss)                                  $      0.10    $     (0.28)   $     (0.31)   $     (0.15)
                                                        ===========    ===========    ===========    ===========

     Weighted average shares and equivalents                 16,466         16,112         16,500         16,019

(1) Earnings before interest, taxes, depreciation and amortization (EBITDA) for each of the periods presented above were as follows: EBITDA for the 13 weeks ended February 1, 2003 and February 2, 2002 was $18,398 and $22,315 respectively. EBITDA for the year ended February 1, 2003 and February 2, 2002 was $63,429 and $68,316 respectively.



                               FINANCIAL POSITION
                               ------------------
                                ($ in thousands)

                                                       FEBRUARY 1,    FEBRUARY 2,
                                                          2003           2002
                                                       -----------     ---------
ASSETS
Current assets:
     Cash and cash equivalents                           $ 41,963      $ 63,418
     Accounts and notes receivable, net                    59,168        44,189
     Inventories                                          118,119       119,203
     Prepaid expenses and other                            57,914        56,466
                                                         --------      --------
         Total current assets                             277,164       283,276

Property and equipment, net                               121,008       120,434

Intangible and other assets, net                          245,435       231,884
                                                         --------      --------

         Total assets                                    $643,607      $635,594
                                                         ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                   $    232      $    259
     Accounts payable                                      67,579        65,124
     Deferred revenue                                      37,592        35,401
     Accrued liabilities and other                        105,252       107,929
                                                         --------      --------
         Total current liabilities                        210,655       208,713

Long-term debt, net of discount and current portion       286,553       284,574

Other long-term liabilities                                41,587        22,942

Deferred revenue, long-term                                11,559        11,049

Stockholders' equity                                       93,253       108,316
                                                         --------      --------

         Total liabilities and stockholders' equity      $643,607      $635,594
                                                         ========      ========

                                   Schedule II

                         SAME-STORE SALES RECONCILIATION
                         -------------------------------
                                ($ in thousands)


                                      52 WEEKS           52 WEEKS
                                        ENDED              ENDED
                                     ------------------------------
                                     FEBRUARY 1,        FEBRUARY 2,
                                         2003               2002
                                     -----------        -----------
Current year same-store sales        $   993,776        $   961,240
Prior year same-store sales (1)          976,291            948,060
Percent change                               1.8%               1.4%

Current year same-store sales        $   993,776        $   961,240

Adjustment for:
Sales at new and closed stores            30,185             25,510
Extended warranties                       (2,701)            (1,846)
Order vs. customer receipt                  (478)             4,341
Returns, remakes and refunds              (1,183)              (751)
Other                                        (37)               188
                                     -----------        -----------
    Store sales                        1,019,562            988,682
                                     -----------        -----------

Nonstore revenues                        157,042            146,631

Intercompany elimination                 (28,485)           (26,190)

                                     -----------        -----------
GAAP Basis Net Revenue               $ 1,148,119        $ 1,109,123
                                     ===========        ===========


(1) Prior year same-store sales differ from current year same-store sales due to store openings and closings.